SELLING AGREEMENT (BROKER/DEALER)

This Agreement is by and among Symetra Life Insurance Company (“SYMETRA”), Symetra Securities, Inc. (“SSI”) and M Holdings Securities, Inc. (“BROKER/DEALER”). This Agreement shall be effective on the last date signed by a party to this Agreement. Each of SYMETRA, SSI, and BROKER/DEALER shall be referred to herein as a “Party” to this Agreement.
WHEREAS:

SYMETRA is an Iowa domiciled life insurance company issuing variable life insurance policies and variable annuity contracts (the “Policies”) that are securities, and for which Symetra maintains an effective registration statement under the Securities Act of 1933 (the “1933 Act”); and

The Policies are listed on Schedule A; and SYMETRA has appointed SSI as the principal underwriter of the Policies, with the authority to form selling groups of registered broker-dealers to distribute the Policies; and

BROKER/DEALER, through its registered representatives (“Representatives”), desires to offer and sell the Policies.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Parties agree as follows:

1.	APPOINTMENT AND AUTHORIZATION OF BROKER/DEALER

SYMETRA and SSI hereby appoint and authorize, on a non-exclusive basis, BROKER/DEALER to solicit and sell the Policies in those jurisdictions in which SYMETRA is admitted to do business, the Policies have been approved for sale by the appropriate regulatory authorities and BROKER/DEALER is properly licensed to do business.

2.	REPRESENTATIONS AND WARRANTIES

2.1 Each Party hereto represents and warrants to each other Party that it is duly organized, validly existing, and in good standing under applicable law and has all requisite power, licenses and approvals to perform its obligations under this Agreement.

2.2 SSI and BROKER/DEALER each additionally represents and warrants that it is, and at all times when performing its functions and obligations under this Agreement will be, registered as a broker-dealer with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and under the securities laws of each jurisdiction in which such registration is required for the solicitation and sale of the Policies, and that it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”).

BROKER/DEALER additionally represents and warrants that:

2.2.1
It has conducted appropriate due diligence and background checks on each Representative and confirm that such activities did not disclose any felony or misdemeanor convictions of any Representative in the last ten (10) years arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, or any other investment-related business, as described in the 1934 Act, or involving violations of the Federal Violent Crime Control and Law Enforcement Act of 1994 (Sections 1341, 1342, or 1343 of Title 18 of the U.S. Code or any subsequent amendments thereof); and is satisfied that each Representative soliciting sales of the Policies meets conduct standards imposed by each jurisdiction in which such Representative does business.

2.2.2
In accordance with Section 5 herein, it maintains, and will continue to maintain during the term of this Agreement, a supervisory system reasonably designed to ensure that the activities of the Representatives and other associated persons are conducted in accordance with this Agreement and Laws (as “Laws” is defined in Section 4 below).

2.3    SYMETRA additionally represents and warrants that:

2.3.1	The Policies have been duly filed and approved by the insurance department or other appropriate regulatory agency in each jurisdiction where the Policies are offered.

2.3.2
The Policies, including related separate accounts, comply with the registration and all other applicable requirements of the 1933 Act and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

2.3.3
The prospectuses included in the registration statements for the Policies, including post-effective amendments and any supplements filed with the SEC, as of their respective effective dates will contain all statements and information required by the 1933 Act and will conform to the requirements of the 1933 Act and the rules thereunder.

2.3.4
No Policy prospectus or supplement will include an untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading in light of the circumstances under which they were made. However, these representations shall not apply to written information furnished to SYMETRA by BROKER/DEALER specifically for use in a Policy prospectus or supplement, nor shall they apply to information contained in or omitted from any prospectus or supplement of any underlying investment fund.

3.	POLICIES

3.1 The Policies to which this Agreement applies are listed in Schedule A attached hereto. Schedule A may be amended by SYMETRA in its sole and reasonable discretion from time to time to include other policies, or to delete Policies from the Schedule. SYMETRA agrees to provide reasonable notice to BROKER/DEALER prior to effecting such amendment. The provisions of this Agreement shall be equally applicable to each Policy listed in Schedule A unless the context otherwise requires.

3.2 SYMETRA in its sole discretion may suspend sales of any Policy or may amend any Policy or rider evidencing such Policy. SYMETRA agrees to provide reasonable notice to SSI and BROKER/DEALER of any such suspension or amendment.

4.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Each Party hereto agrees on its own behalf and, in the case of BROKER/DEALER, on behalf of Representatives, to observe and comply with all applicable laws, rules, regulations, orders and directives of all governmental authorities and self-regulatory organizations (“SROs”) having jurisdiction over it and/or its activities (collectively the “Laws”), and with Laws that may be enacted or adopted during the term of this Agreement governing the activities under this Agreement. In the case of SYMETRA, such Laws include, but are not limited to, state insurance laws, regulations, orders and directives, anti-money laundering laws and regulations, insurance solicitation, licensing and unfair trade practice laws and regulations, and general insurance regulatory requirements (“Insurance Laws”). In the case of SSI and BROKER/DEALER, such Laws include, but are not limited to, federal and state securities laws, regulations, orders and directives, rules promulgated by FINRA and its predecessor, the National Association of Securities Dealers, Inc. (whose rules, together with rules promulgated by FINRA, shall be collectively referred to as “FINRA rules”), anti- money laundering laws and regulations, broker-dealer and registered representative registration requirements, and general securities regulatory requirements (“Securities Laws”).

5.	SUPERVISION AND TRAINING OF REPRESENTATIVES

5.1 BROKER/DEALER shall: (i) be responsible for maintaining a supervisory system reasonably designed to ensure that the activities of Representatives and other associated persons are conducted in accordance with this Agreement and the standards imposed by applicable Laws; (ii) have responsibility for the training and supervision of any and all Representatives and other associated persons who are engaged directly or indirectly in the offer or sale of the Policies; (iii) ensure that all such persons are subject to their control with respect to their activities in connection with the offer and/or sale of the Policies; and (iv) enforce strict compliance with applicable Laws.

5.2 BROKER/DEALER shall comply with SYMETRA’s administrative procedures. BROKER/DEALER has, or will have established prior to commencement of any solicitation or sales of Policies, such rules, procedures, supervisory and inspection techniques as necessary to diligently supervise the activities of Representatives pursuant to this Agreement and to ensure compliance with the terms of this Agreement.

5.3 Before a Representative engages in the solicitation of applications for the Policies identified in Schedule A, BROKER/DEALER will: (i) cause each Representative to be trained in the sale of such Policies and maintain appropriate documentation of such training; (ii) use their best efforts to cause Representative to qualify under applicable Laws to engage in the sale of the Policies; (iii) cause Representative to be a registered representative of BROKER/DEALER; and (iv) cause Representative to limit solicitation of applications for the Policies to jurisdictions identified in Schedule A. BROKER/DEALER shall cause each Representative’s qualifications to be certified to the satisfaction of SSI and SYMETRA and shall notify SSI and SYMETRA in accordance with Section 7 herein if a Representative ceases to have the qualifications necessary to perform services under this Agreement.

5.4 BROKER/DEALER shall assure each Representative’s documented satisfaction of and compliance with customer identification policies and procedures of BROKER/DEALER.

5.5 BROKER/DEALER is responsible for supervising and reviewing Representatives’ use of sales literature and advertising and all other communications with the public in connection with the Policies and will ensure that Representatives use only those materials approved by SYMETRA and SSI in accordance with Section 8.1 herein. No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to or used with a prospective purchaser unless accompanied or preceded by the appropriate current Policy prospectus and the current prospectus for the underlying funds funding the Policy.

5.6 BROKER/DEALER certifies that it will closely and adequately supervise each Representative in connection with the solicitation and sale of the Policies. BROKER/DEALER will, when it deems appropriate in the exercise of reasonable supervision, examine Policies and related files maintained by Representatives to protect the interests of the public.

5.7 Upon request by SSI, BROKER/DEALER shall furnish appropriate records or other documentation as evidence of their diligent supervision of Representatives. Upon request, BROKER/DEALER shall provide SYMETRA with a certification regarding their compliance with this supervision requirement. Such certification shall disclose, if applicable, the occurrence of any material violations of this Section 5 of which BROKER/DEALER is aware. Damages arising from the failure of BROKER/DEALER to be aware of such material violations shall be subject to the indemnification provisions of Section 17.5 herein.

5.8 Continued offer and sale of the Policies shall be contingent upon the continuing qualification of each Representative by possession of the required state insurance and securities licenses, insurance appointments and securities registrations.

BROKER/DEALER shall make reasonable efforts, in accordance with Section 7 herein, to notify SYMETRA and SSI promptly if any Representative appointed by SYMETRA ceases to be a registered representative of BROKER/DEALER or ceases to be properly securities licensed in any state.

5.9 SYMETRA shall not have any responsibility for the supervision, training or compliance with any Laws of any Representative or associated person of BROKER/DEALER except to the extent required by such Laws. SSI shall not have any responsibility for the supervision, training or compliance of any Representative or other associated person of BROKER/DEALER with any Laws.

6.	SUITABILITY SUPERVISION, DETERMINATION AND APPROVAL

6.1 BROKER/DEALER is responsible for: (i) supervising Representatives’ compliance with all applicable suitability requirements; and (ii) providing or arranging for adequate training to ensure that each Representative has thorough knowledge of each Policy and the ability to make appropriate product presentations, recommendations and suitability determinations in compliance with applicable Laws.

6.2 Prior to recommending the purchase (or exchange) of a Policy, BROKER/DEALER, on its own behalf and on behalf of Representatives, agrees to make reasonable efforts to obtain, at a minimum, information concerning a prospective purchaser’s age, annual income, financial situation and needs, investment experience, investment objectives, intended use of the Policy, investment time horizon, existing assets (including investment and life insurance holdings), liquidity needs, liquid net worth (and whether the proposed Policy purchase exceeds a specified dollar amount or a specified percentage of the purchaser’s net worth or income), risk tolerance, tax status, and such other information required by applicable law to be used or considered to be reasonable by BROKER/DEALER and/or Representatives in making recommendations to prospective purchasers (“Suitability Inquiry”). Neither BROKER/DEALER nor any Representative shall recommend the purchase of a Policy to a prospective purchaser unless they have reasonable grounds to believe that such purchase is suitable for the prospective purchaser and is in accordance with applicable regulations of their respective regulatory authorities. BROKER/DEALER and Representatives, in submitting an application for a Policy, will be deemed to have warranted to SYMETRA and SSI that they have made a determination of suitability based on information supplied after a Suitability Inquiry. BROKER/DEALER may use their own client profile forms for this purpose and will maintain copies of the completed forms for their records. The Parties acknowledge that SYMETRA will rely on the suitability determination of BROKER/DEALER and Representatives, and will utilize their records of such determination for purposes of complying with applicable Laws. Upon request, BROKER/DEALER shall furnish to SYMETRA such appropriate records or documents as may be requested that evidence compliance with this provision, including verification certificates in a form satisfactory to SYMETRA. Further, upon request, BROKER/DEALER shall provide SYMETRA with a certification regarding their compliance with this suitability requirement. Such certification shall disclose, if applicable, the occurrence of any material violations of this Section 6.2 of which BROKER/DEALER is aware. Damages arising from the failure of BROKER/DEALER to be aware of such material violations shall be subject to the indemnification provisions of Section 17.5 herein.

6.3 An appropriate principal of BROKER/DEALER shall approve each application as to suitability and shall review, endorse and accept such application on behalf of BROKER/DEALER before forwarding such application to SYMETRA.

7.	NOTICE OF REPRESENTATIVE’S NONCOMPLIANCE

In the event a Representative fails or refuses to submit to the supervision of BROKER/DEALER, fails to meet the requirements of Section 4 herein, or otherwise fails to meet the rules and standards imposed by BROKER/DEALER on Representatives, BROKER/DEALER shall immediately notify SYMETRA and SSI in writing of such fact and inform the Representative that he or she is no longer authorized to sell the Policies. BROKER/DEALER shall take any additional action necessary to terminate the former Representative’s activities relating to the Policies.

8.	PROSPECTUSES AND SALES MATERIAL

8.1 BROKER/DEALER shall not use, and shall not permit Representatives to use, any sales literature, advertisements or other promotional material (“Sales Material”) in connection with the offer and sale of the Policies unless such material has been approved in writing prior to use by SYMETRA and SSI. BROKER/DEALER may use Sales Material that has been modified, provided that: i) such modifications have been approved by a registered principal in BROKER/DEALER’s compliance department; and ii) any such modifications that constitute a material change to the Sales Material that would require refiling with FINRA under FINRA Rule 2210 (or any successor regulation) are approved by SYMETRA and SSI.

8.2 With respect to each Policy listed in Schedule A, SYMETRA or SSI shall provide BROKER/DEALER, without charge, with sufficient copies of the current Policy prospectus (including the statement of additional information), any supplements thereto, the prospectuses for the underlying investment funds and any supplements thereto, and, if requested by BROKER/DEALER, any related registration statement, including post-effective amendments thereto. SYMETRA or SSI shall further provide BROKER/DEALER, without charge, with other such prospectuses as may be needed to properly solicit the Policies and such other material as SYMETRA or SSI determines to be necessary or desirable for use in connection with sales of the Policies. No representations in connection with solicitation and/or sale of the Policies, other than those contained in the prospectus or Sales Material applicable to the Policies which have been pre-approved in writing by SSI, shall be made by BROKER/DEALER or Representatives.

8.3 Upon receipt of updated documentation, BROKER/DEALER will promptly discard or destroy all copies of such material previously provided to it, except as needed to maintain proper records. SYMETRA and SSI reserve the right to require the recall of any such material at any time for any reason, and BROKER/DEALER shall promptly comply with any such request and shall not use such material thereafter.

8.4 BROKER/DEALER is not authorized, and may not authorize anyone else, to give any information or to make any representation concerning SYMETRA, SSI, the Policies, including related separate accounts, or the underlying funds for the Policies other than those contained in the current materials authorized for use by SYMETRA and SSI. Neither BROKER/DEALER nor Representatives may modify or represent that they are authorized to modify any prospectus or other materials authorized by SYMETRA and SSI for use in soliciting the sale of the Policies.

8.5 BROKER/DEALER shall be responsible for all communications by Representatives with prospective purchasers, and with the public generally, in connection with the Policies.

8.6 BROKER/DEALER shall insure that, at the time of solicitation and/or sale, each prospective purchaser or insured receives all disclosure documents and other informational materials that SYMETRA and/or SSI determines are legally necessary or legally prudent in accordance with applicable Laws.

9.	SECURING APPLICATIONS

9.1 BROKER/DEALER agrees, on its own behalf and on behalf of each Representative, that they shall: (i) ensure that all applications for Policies are made on application forms supplied by SYMETRA; and (ii) use their best efforts to ensure that applications for Policies contain complete and accurate information and are properly executed by the applicant. BROKER/DEALER will review and approve all applications for completeness and correctness, as well as for compliance with applicable suitability standards as specified above in Section 6. BROKER/DEALER will cause all complete and correct applications to purchase the Policies to be forwarded to SYMETRA in accordance with the time frames set forth in the Securities Laws, together with any purchase payments received with the applications, without deduction for compensation. Applications shall be sent to SYMETRA at the address shown on the application or such other address as SYMETRA may specify from time to time. SYMETRA reserves the right to reject any Policy application and return any Payment made in connection with an application that is rejected. Policies issued on applications accepted by SYMETRA will be forwarded to the owner of the Policy (“Policy owner”) in accordance with the administrative procedures of SYMETRA.

9.2 BROKER/DEALER shall notify SYMETRA promptly in the event that either becomes aware of the death of a Policy applicant or any inaccuracies in the applicant’s response to the application for a Policy.

10.	PAYMENTS RECEIVED BY BROKER/DEALER

BROKER/DEALER and Representatives have no right or authority to receive or collect moneys for or on behalf of SYMETRA and/or SSI at any time for any purpose except the initial Payment on Policies procured by them, unless otherwise permitted by SYMETRA. BROKER/DEALER and Representatives shall accept Payments in the form of a check, electronic fund transfer or wire transfer payable to “Symetra Life Insurance Company.” All Payments are the property of SYMETRA. BROKER/DEALER shall transmit Payments to SYMETRA in accordance with SEC regulations, FINRA rules, and SYMETRA’s administrative procedures, without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by BROKER/DEALER and/or Representatives.

11.	COMPENSATION PAYABLE

11.1 Commissions, concessions and any other compensation payable in connection with the Policies (“compensation”) shall be paid to BROKER/DEALER pursuant to the terms of Schedule B, which is attached hereto and incorporated by reference. BROKER/DEALER waives payment of such compensation until SSI has received such compensation from SYMETRA, and the liability of SSI for compensation payable is limited solely to the proceeds of compensation receivable from SYMETRA.

11.2 BROKER/DEALER shall distribute compensation paid to BROKER/DEALER pursuant to this Agreement only to duly licensed and registered Representatives.

11.3 If a Policy owner files a written request (change of agent authorization) with SYMETRA or SSI that his or her Polic(ies) be serviced through a new broker-dealer that maintains a valid sales agreement with SYMETRA and SSI, the request will be honored in all cases for purposes of servicing only, in which case all compensation as set forth in Schedule B shall continue to be paid to BROKER/DEALER for so long as such Policy remains in force. Compensation based on any Policy sold by or through BROKER/DEALER shall continue to be paid to BROKER/DEALER for so long as such Policy remains in force whether or not the Representative who secured the original application remains associated with BROKER/DEALER. BROKER/DEALER represents that its agreement with each Representative will explicitly provide that compensation based on any Policy sold by or through BROKER/DEALER subject to this provision will continue to be paid to BROKER/DEALER in the event Representative terminates his affiliation with BROKER/DEALER.

11.4 Upon termination of this Agreement (“Agreement Termination Date”), all compensation to BROKER/DEALER hereunder shall continue to be paid in accordance with Schedule B provided that is paid in accordance with Sections 11.4.1 through 11.4.3 below.

11.4.1
Compensation payable on applications submitted prior to the Agreement Termination Date, including those Policies subsequently issued after the Agreement Termination Date, shall be paid in accordance with Schedule B for so long as each such Policy remains in force.

11.4.2
Compensation payable on Policies issued as of the Agreement Termination Date but scheduled to be paid after the Agreement Termination Date, shall be paid in accordance with Schedule B for so long as each such Policy remains in force.

11.4.3
For a period of two (2) years following the Agreement Termination Date, compensation payable on Policies sold by individuals who were Representatives while this Agreement was in effect shall be paid in accordance with Schedule B, provided that such individuals maintain the appropriate qualifications for solicitation and sale of such Policies, and further provided that all such compensation shall end on the second anniversary of the Agreement Termination Date.

11.4.4	Notwithstanding the foregoing provisions of this Section 11.4, if this Agreement is terminated pursuant to the provisions of Section 32.4 and/or
32.5 herein, no compensation will be paid to BROKER/DEALER after the Agreement Termination Date.

11.4.5
Notwithstanding the foregoing provisions of this Section 11.4, BROKER/DEALER shall continue to be liable for any charge-backs pursuant to Section 14 of this Agreement or for any other amounts advanced by or otherwise due SSI or SYMETRA. SYMETRA and SSI reserve the right to pay reduced or no compensation if a new Policy is issued and an existing Policy on the same life is terminated or lapses (a) within six (6) months prior to the date of the application for the new Policy; or (b) within twelve (12) months after the issue date of the new Policy.

11.5 In no event shall SYMETRA and/or SSI be liable for the payment of any compensation with respect to any solicitation made, in whole or in part, by any person without the required state insurance and securities licenses, SYMETRA appointment, and federal securities registrations prior to the commencement of such solicitation.

11.6 BROKER/DEALER shall pay over promptly to SYMETRA all Payments collected by Representatives without deducting or retaining any compensation. Any compensation to which BROKER/DEALER may be entitled shall be paid only after issuance and delivery of the Policy, after receipt of the Payments by SYMETRA, and after any other outstanding requirements are met. No compensation will be payable on Payments refunded for any reason, and BROKER/DEALER shall refund to SYMETRA and/or SSI any compensation paid on account of any such Payments. Compensation on Payments paid more than three (3) years in advance will not be payable until the regular due date of such Payment. Compensation on special situations not provided for herein will be governed by rules and practices of SYMETRA and/or SSI in effect at the time the Policy generating the compensation is issued.

11.7 SYMETRA or SSI will pay compensation to BROKER/DEALER only if receipt of compensation is permitted under applicable Laws and is not prohibited under any such Laws or an order of any court of competent jurisdiction.

If a Representative sells a Policy that replaces, in whole or in part, an insurance policy, annuity, contract, plan or other financial product previously issued by SYMETRA, the compensation payable to BROKER/DEALER will be set forth in Schedule B.

If SYMETRA returns any premiums on a Policy due to surrender or lapse, BROKER/DEALER will have an obligation to, and will upon demand, promptly repay SYMETRA compensation previously received by BROKER/DEALER in accordance with Section 11.9. SYMETRA shall also have the right to deduct from future compensation owed to BROKER/DEALER such charge-backs of compensation that BROKER/DEALER has not repaid.

If any cash withdrawals are made from a Policy during the one year period beginning on the date of the relevant premium payment, SYMETRA reserves the right to recapture a proportionate share of the compensation.

11.8    SYMETRA will not pay any compensation:

11.8.1	On any premiums that are waived.

11.8.2
After an issued Policy has lapsed or after any other discontinuance of premium payments; however, should a Representative secure the reinstatement of the Policy, SYMETRA will pay compensation as though the Policy had not lapsed.

11.8.3	On any extra war risk premium that may be charged in connection with an issued Policy.

11.8.4
In excess of the compensation and expense limits established by the applicable Insurance Laws and Regulations thereunder. Compensation that is otherwise payable but that is in excess of such compensation limits shall be deferred and paid in the next renewal year or years in which there is an unused limit, to the extent permissible under applicable Insurance Laws and Regulations.

11.9 If a Policy or layer of coverage terminates for a cause other than death in the first twelve (12) months from the date of issue, BROKER/DEALER shall refund to SYMETRA and/or SSI all compensation paid for that Policy or layer. If a Policy or layer terminates for a cause other than death in months thirteen (13) through twenty- four (24) after the date of issue, BROKER/DEALER shall refund to SYMETRA and/or SSI fifty (50) percent of all compensation paid for that Policy or layer other than any trail compensation. If a Policy terminates for any cause at any time, any accumulated deferred compensation (as referenced above in Section 11.8.4) associated with that Policy will be eliminated.

11.10
If any person ceases at any time to be a Representative during the term of this Agreement but that person continues to be authorized by SYMETRA to sell the Policies, SYMETRA will continue to pay compensation to BROKER/DEALER as follows:

11.10.1
As of the date a person ceases to be a Representative, (the “Representative Termination Date”), SYMETRA will provide to BROKER/DEALER a list of all formal applications (excluding trial applications) for Policies submitted to SYMETRA by that former Representative. SYMETRA will pay compensation to BROKER/DEALER for all such applications that: (i) result in the issuance of a Policy within twelve (12) months after the Representative Termination Date; or (ii) are withdrawn and then resubmitted within twelve (12) months after the Representative Termination Date on the same life and that result in the issuance of a Policy.

11.10.2
Subject to applicable state or federal law, rule or regulation, SYMETRA will pay compensation to BROKER/DEALER for Policies placed in connection with all trial and formal applications submitted by a Representative prior to the Representative Termination Date and accepted or bound for the first time by SYMETRA within six (6) months after the Representative Termination Date of such Representative.

11.11
Unless otherwise required by Insurance Laws and permissible under Securities Laws, BROKER/DEALER shall be responsible for paying Representatives the compensation that they are owed. BROKER/DEALER shall be solely responsible under applicable tax laws for the reporting of compensation paid to its Representatives. BROKER/DEALER further agrees that, in the event that SYMETRA or SSI is required to report amounts paid to BROKER/DEALER to any regulatory agency, BROKER/DEALER shall provide any information required by SYMETRA or SSI in order to complete such reporting, including, but not limited to, required certifications thereof.

12.	TIME OF PAYMENT

SSI or SYMETRA shall pay any compensation due BROKER/DEALER as set forth in Schedule B in effect at the time that SYMETRA binds the Policy.

13.	CHANGE OF COMPENSATION SCHEDULES

SYMETRA will give BROKER/DEALER at least ninety (90) days prior written notice of any proposed decrease in the compensation set forth in Schedule B, and during that time the Parties will negotiate in good faith with respect to those changes. If the Parties are unable to agree on the amount of compensation during that ninety (90) day period, any Party may terminate this Agreement effective at the end of that ninety (90) day period by giving the other Parties ten (10) days’ written notice of termination. If the Parties agree to a decrease in the compensation, that change will not affect compensation for any Policies placed by a Representative before the effective date of the decrease.

14.	RECAPTURE OF COMPENSATION PAID OR ADVANCED

SYMETRA or SSI will not pay any compensation, and on SYMETRA’s or SSI’ request, BROKER/DEALER will return to SYMETRA or SSI all compensation BROKER/DEALER has previously received, if: (i) SYMETRA determines not to issue a Policy applied for; or (ii) SYMETRA, within two (2) years after the date the Policy is sold, determines in its sole judgment to refund all Payment in order to settle a request or complaint by the Policy owner (and, in the case of a partial refund, BROKER/DEALER will return a proportionate share of that compensation) or an amount as required by applicable Insurance Laws. If SYMETRA determines in its reasonable discretion not to pay a death benefit within one (1) year of the Policy date and the death was not accidental, SYMETRA or SSI may, in its sole discretion, require the refund of the compensation paid. SSI agrees to notify BROKER/DEALER within thirty (30) days after it receives notice from SYMETRA of any Payment refund or a compensation charge-back provided, however, that SYMETRA may notify BROKER/DEALER directly in place of SSI. Any refund of compensation which BROKER/DEALER makes under this Section shall be netted (charged back) against BROKER/DEALER’s next compensation payment period. BROKER/DEALER shall be liable for any compensation refund in excess of compensations payable to BROKER/DEALER, and shall refund such compensation within thirty (30) days after receipt of demand.

15.	INDEBTEDNESS

Nothing in this Agreement shall be construed as giving BROKER/DEALER or any Representative the right to incur any indebtedness on behalf of SYMETRA or SSI.

16.	PROHIBITION AGAINST REBATES AND REPLACEMENTS

16.1 If BROKER/DEALER or any Representative rebates or offers to rebate all or any part of a payment on a Policy, or if BROKER/DEALER or any Representative withholds any payment on any Policy, the same may be grounds for termination of this Agreement by SYMETRA or SSI for cause.

16.2 Unless based upon a reasonable determination of suitability, during the term of this Agreement and after termination hereof, and BROKER/DEALER covenant on behalf of themselves and Representatives that they shall not solicit, induce, recommend or attempt to solicit, induce or recommend that Policy owners terminate, surrender, cancel, replace or exchange Policies for insurance policies or contracts issued by other insurance companies. If BROKER/DEALER or Representatives at any time engage in such conduct where there are no reasonable grounds for believing that the Policy is not suitable for the Policy owner, any and all compensation due BROKER/DEALER and/or Representatives with respect to said Policy hereunder shall cease and terminate. In addition, BROKER/DEALER acknowledge and agree that this section may be enforced by an action for an injunction, as well as or in addition to any action for damages. This section does not prohibit BROKER/DEALER from selling other life insurance or annuity products, whether or not SEC-registered, nor does it restrict any Representative from complying with his or her applicable fiduciary or suitability obligations.

17.	HOLD HARMLESS AND INDEMNIFICATION PROVISIONS

17.1 SYMETRA will indemnify and hold BROKER/DEALER harmless from any and all losses, claims, damages or liabilities (or actions in respect thereof), to which BROKER/DEALER may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in SYMETRA’s prepared Sales Material for the Policies or a Policy prospectus (including any amendment or supplement thereto), or an omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and will provide BROKER/DEALER with appropriate legal representation in connection with investigating or defending against such loss, claim, damage, liability (or action in respect thereof); provided, however, that SYMETRA shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement of any material fact contained in SYMETRA’s prepared Sales Material for the Policies or a Policy prospectus (including any amendment or supplement thereto), or an omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with information furnished by BROKER/DEALER and/or specifically for use in the preparation thereof. Additionally, SYMETRA shall not be liable in any case to the extent that any loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon information contained in or omitted from any prospectus or supplement of any underlying investment fund.

17.2 Neither SYMETRA nor SSI shall indemnify BROKER/DEALER for any action where an applicant for a Policy was not furnished, sent or given, at or prior to written confirmation of the Policy sale, a copy of the appropriate prospectus together with the related underlying investment fund prospectus, the underlying investment fund statement of additional information if requested, any other required disclosure, any disclosure documents and other informational materials that SYMETRA determines are legally necessary or legally prudent in accordance with applicable Laws, and any supplements or amendments to any of the above furnished to BROKER/DEALER by SYMETRA.

17.3 SYMETRA and SSI shall, jointly and severally, indemnify and hold harmless BROKER/DEALER against any losses, claims, damages or liabilities (or actions in respect thereof), to which BROKER/DEALER may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from negligent, improper, fraudulent or unauthorized acts or omissions by SYMETRA and/or SSI or their employees, and/or breach of this Agreement by SYMETRA, SSI or any of their respective employees.

17.4 BROKER/DEALER shall indemnify and hold harmless SSI and SYMETRA from any and all losses, claims, damages or liabilities (or actions in respect thereof), to which SSI or SYMETRA may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or omission or alleged omission made in the prospectus for any of the Policies (or statement of additional information, amendment or supplement thereto), or the related underlying investment fund prospectus (or statement of additional information, amendment or supplement thereto) in reliance upon and in conformity with information furnished by BROKER/DEALER specifically for use in the preparation thereof; provided, however that BROKER/DEALER shall not be liable in any case to the extent that any loss, claim, damage or liability (or action in respect thereof) is based upon information furnished by any underlying investment fund or contained in or omitted from any prospectus or supplement furnished by any underlying investment fund. BROKER/DEALER will provide appropriate legal representation in connection with investigating or defending against such loss, claim, damage, liability or action in respect thereof.

17.5 BROKER/DEALER shall indemnify and hold harmless SSI and SYMETRA from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which SSI and/or SYMETRA may be subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or result from negligent, improper, fraudulent or unauthorized acts or omissions by BROKER/DEALER, Representatives, employees, sales personnel and/or associated persons, including but not limited to improper solicitations of applications for the Policies, and/or breach of this Agreement by BROKER/DEALER. BROKER/DEALER shall indemnify and hold harmless SSI and SYMETRA for any losses, claims, damages or liabilities (or actions in respect thereof) to which SSI or SYMETRA may become subject, insofar as the losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any unauthorized use of Sales Material or any oral or written misrepresentations or any unlawful sales practices concerning the Policies or underlying investment fund shares by BROKER/DEALER.

17.6 Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim is to be made against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may otherwise have to any indemnified party, except to the extent the indemnifying party is actually harmed by such failure or delay to so notify. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

18.	NON-ASSIGNABLE

This Agreement, or any compensation due hereunder, may not be assigned by any Party except by mutual consent in writing. Such written consent must be executed by an officer at the level of vice president or higher who is authorized by the consenting party.

19.	NON-WAIVER

Failure of any Party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the other conditions, which shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

20.	AMENDMENTS

Except as stated in Sections 3 and 13 to this Agreement, no amendment to this Agreement will be effective unless it is in writing and signed by all Parties.

21.	INDEPENDENT CONTRACTORS

BROKER/DEALER and Representatives are performing the acts covered by this Agreement in the capacity of independent contractors and not as employees or partners or joint venturers with SYMETRA or SSI and are authorized to represent SYMETRA and SSI only to the extent expressly authorized by this Agreement. No further authority is granted or implied.

22.	NOTIFICATION OF CUSTOMER COMPLAINTS OR DISCIPLINARY PROCEEDINGS

22.1 BROKER/DEALER will notify SSI and SYMETRA in a timely fashion of: (i) any customer complaint or notice of any regulatory inquiry, investigation or proceeding received by BROKER/DEALER, Representatives or BROKER/DEALER’s affiliates relating to SSI, SYMETRA, or the Policies; (ii) any disciplinary proceedings against BROKER/DEALER and/or Representatives arising out of the solicitation and/or sale of the Policies; or (iii) any threatened or filed arbitration action or litigation arising out of solicitation of the Policies by BROKER/DEALER and/or Representatives. For purposes of this subsection, the term “timely fashion” shall mean: (a) with respect to clause (i), notification to SSI and SYMETRA within two (2) business days of receipt of notice by BROKER/DEALER of the information described in clause (i); and (b) with respect to clauses (ii) and (iii), notification to SYMETRA and SSI within five (5) business days of receipt of notice by BROKER/DEALER of any of the actions described in clauses (ii) and (iii).

22.2 Each Party shall cooperate fully with each other Party in investigating and responding to any customer complaint, regulatory examination, investigation or proceeding, arbitration, or litigation, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

22.3 If a Party receives an individual customer complaint (“Receiving Party”) relating to the Policies, the Receiving Party must send its proposed response to the other Parties for approval prior to it being sent to the customer, and the other Parties must contact the Receiving Party within three (3) business days of receipt if they fail to approve the proposed response. The Parties agree that SSI and SYMETRA will be given the opportunity to approve language that responds to complaints relating to a Policy or to BROKER/DEALER’s or a Representative’s activity relating to a Policy, which approval shall not be unreasonably withheld. Likewise, BROKER/DEALER will be given the opportunity to approve language that responds to complaints that are solely related to the sale of a Policy, which approval will not be unreasonably withheld.

22.4 Notwithstanding the provisions of Section 22.3, any response by a Party to an individual customer complaint filed with a state insurance department or submitted by an attorney must be approved by the other Parties prior to it being sent to the customer, state insurance department, or attorney.

23.	BOOKS AND RECORDS

Each Party agrees to maintain its respective books, accounts and records so as to clearly and accurately disclose the nature and details of transactions, to assist each other Party in the timely preparation of records, and to comply with applicable regulatory requirements. Each Party hereto shall promptly furnish to the other Parties any reports and information which the other Parties may reasonably request for the purpose of meeting reporting and record- keeping requirements under applicable Laws. BROKER/DEALER shall provide SYMETRA and/or SSI promptly with all information, records, correspondence or other data in their possession or under their control that SYMETRA and/or SSI may reasonably request in connection with this Agreement, including, without limitation, a copy of all or any part of any file concerning any person insured under, or who has applied for, a Policy.

24.	CONFIRMATIONS

Upon or prior to completion of each transaction for which the issuance of a confirmation is legally required, a confirmation reflecting the fact of the transaction and those items required by Rule 10b-10 under the 1934 Act will be promptly forwarded to the Policy owner by SYMETRA on behalf of SSI. A copy of such confirmation will be made available to BROKER/DEALER upon request.

25.	RIGHT TO CONDUCT DUE DILIGENCE

SYMETRA and SSI shall have the right to conduct reasonable due diligence upon BROKER/DEALER to assure its compliance with this Agreement. Such due diligence may include on-site audits of BROKER/DEALER’s books and records relating to this Agreement upon reasonable advance notice. All such audits shall be conducted in a way that reasonably meets the needs of SYMETRA and SSI to verify the compliance of BROKER/DEALER and Representatives with this Agreement and appointment agreements signed by Representatives upon appointment with SYMETRA and in a way that does not unreasonably disrupt the ongoing operations of BROKER/DEALER. BROKER/DEALER shall reasonably accommodate and facilitate such due diligence activities.

26.	PRIVACY AND CONFIDENTIALITY

26.1
In performing the obligations arising under this Agreement, SYMETRA, SSI and BROKER/DEALER will have access to and receive nonpublic personal information about consumers seeking or obtaining Policies and related services hereunder, including without limitation information: (i) furnished by a consumer in order to receive a Policy; (ii) about a consumer resulting from any transaction involving a Policy; (iii) otherwise obtained about a consumer in connection with providing a Policy or related service; or (iv) derived from information referred to in subsections (i)

- (iii) above that is not publicly available (collectively “Nonpublic Personal Information”). Each Party shall use Nonpublic Personal Information only as necessary to carry out the purposes for which such Nonpublic Personal Information was disclosed pursuant to the Agreement and only as necessary to perform its duties under the Agreement. In connection therewith, each Party covenants, warrants and represents that it will at all times maintain the confidentiality of Nonpublic Personal Information, and that it will not disclose Nonpublic Personal Information to a third party other than: (i) to carry out its duties under the Agreement; (ii) at the direction of or with the consent of the consumer from whom the Nonpublic Personal Information has been received; (iii) to comply with federal, state, or local laws, rules, and other applicable legal requirements; (iv) to comply with a properly authorized civil, criminal or regulatory investigation, or subpoena or summons by federal, state or local authorities; or (v) to respond to judicial process or government regulatory authorities having jurisdiction over any Party for examination, compliance or other purposes authorized by law. If any Party discloses the Nonpublic Personal Information to a third party in order to perform the obligations under the Agreement, it must obtain written authorization from the affected Party(ies) and will require the third party to agree to and observe the confidentiality standards set forth herein. Each Party further represents, warrants and covenants that it will maintain throughout the term of this Agreement appropriate technology systems, policies and procedures to protect the security and confidentiality of Nonpublic Personal Information in compliance with federal and state privacy laws. Each Party shall notify the other Parties of any unauthorized disclosure or use of Nonpublic Personal Information that comes to the Party’s attention, and shall take all action to prevent any further unauthorized use or disclosure thereof.

If a Representative is collecting medical information from “covered entities” or “business associates” (as those terms are defined under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)), HIPAA will apply and a business associate agreement will need to be executed as applicable.

Each Party shall maintain the confidentiality of any customer list and any material designated as confidential and/or proprietary by another Party (“Confidential Information”), and shall not use or disclose such information without the prior written consent of the Party designating such material as confidential and/or proprietary, except that a Party may disclose such information: (i) to comply with federal, state, or local laws, rules, and other applicable legal requirements; (ii) to comply with a properly authorized civil, criminal or regulatory investigation, or subpoena or summons by federal, state or local authorities; or (iii) to respond to judicial process or government regulatory authorities having jurisdiction over any Party for examination, compliance or other purposes authorized by law.

26.2
The Parties acknowledge and agree that any breach of this Section may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, the Parties agree that, in addition to any other rights or remedies available to them at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this section is available.

27.	TRADEMARKS

Except for the purposes of this Agreement, BROKER/DEALER and Representatives may not use or exploit SYMETRA or SSI names, marks, logos, copyrights and other proprietary property (collectively “SYMETRA Property”) for any purpose without the prior written consent of SYMETRA or SSI. Under no circumstances may BROKER/DEALER or Representatives modify, alter or remove SYMETRA Property or accompanying notices from any Sales Material used in connection with this Agreement. SYMETRA shall at all times retain exclusive right, title and interest in and to all SYMETRA Property and no rights of ownership are transferred, assigned or otherwise conveyed to BROKER/DEALER or Representatives by reason of this Agreement or otherwise.

28.	ANTI-MONEY LAUNDERING AND OFAC COMPLIANCE

28.1 Each Party to this Agreement hereby agrees to comply with all applicable anti-money laundering and currency transaction reporting laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the US PATRIOT Act, its implementing regulations, and applicable rules adopted thereunder as well as applicable provisions of FINRA rules. Each Party further agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) to the extent applicable.

28.2 Each Party represents and warrants to the other Parties that the Party has a comprehensive anti-money laundering compliance program in accordance with applicable laws, regulations, rules and government guidance as well as applicable provisions of FINRA rules.

28.3 BROKER/DEALER shall be responsible for providing appropriate and ongoing anti- money laundering training to its Representatives and other persons involved directly or indirectly in the offer or sale of the Policies. Prior to solicitation of applications for the Policies, Representatives shall be sufficiently trained to carry out their responsibilities effectively under applicable anti-money laundering policies and procedures. BROKER/DEALER shall provide to SYMETRA documentation evidencing completion of the required training in connection with its submission of appointment information and annually thereafter for each Representative. Further, upon request BROKER/DEALER shall provide SYMETRA with a certification regarding BROKER/DEALER’s compliance with its anti-money laundering obligations. Such certification shall disclose, if applicable, the occurrence of any material violations of this Section 28 of which BROKER/DEALER is aware. Damages arising from the failure of BROKER/DEALER to be aware of such material violations shall be subject to the indemnification provisions of Section 17.5 herein.

28.4 BROKER/DEALER further represents and warrants that it will take all necessary and appropriate steps, consistent with applicable laws, regulations, rules, government guidance, and generally accepted industry practices, to: (i) obtain, verify, and retain information with regard to investor and/or account owner identification and source of funds; and (ii) maintain records of all account transactions. Without limitation, BROKER/DEALER anti-money laundering policies and procedures should each assure the following.

28.4.1	It reasonably believes and believes in fact that all evidence of identity of a purchaser of a Policy furnished in connection with an application for the purchase of such Policy is genuine.

28.4.2
It reasonably believes and believes in fact that no Payments tendered for the purchase of a Policy directly or indirectly are derived from activities that may contravene U.S. federal or state laws or regulations.

28.4.3
It reasonably believes and believes in fact that no applicant for a Policy , nor any person controlling, controlled by or under common control with such applicant, or a person for whom such applicant is acting as agent or nominee in connection with the acquisition of such Policy, or who will have a beneficial interest in such Policy, is:

28.4.3.1
    a country, territory, organization or person or entity named on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as such list may be amended from time to time;

28.4.3.2
    a person or entity that resides or has a place of business in a country or territory named on an OFAC list, or that is designated as a Non- Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose Payments tendered for the acquisition of such Policy are transferred from or through any such country or territory;

28.4.3.3
    a “foreign shell bank” as such term is defined in 31 U.S.C. § 5318(j) and U.S. Department of the Treasury regulations thereunder;

28.4.3.4
    a person or entity that resides in or is organized under the laws of a jurisdiction designated by the Secretary of the Treasury pursuant to 31
U.S.C. § 5318A as a “jurisdiction of primary money laundering concern;” or

28.4.3.5
    a “senior political figure,” or a “family member” or “close associate” of such a senior political figure as such terms are described in
U.S. Department of the Treasury regulations or, if it has determined that such applicant or such other person is a “senior political figure,” or a “family member” or “close associate” of a senior foreign political figure, it has diligently scrutinized the proposed purchase of the Policy by or for the benefit of such person.

28.5 Each Party (the “Disclosing Party”) agrees that if another Party is required to supply information or guidance to an SRO or government department or agency about the Disclosing Party’s anti-money laundering compliance program, including measures taken to obtain information and to verify the identity of specific Policy owners, the Disclosing Party shall allow such SRO or government department or agency to examine its files to the extent required under applicable laws and regulations. The Parties shall (to the extent consistent with applicable law and/or regulation) take all steps necessary and appropriate to provide requested information about Policy owners and/or accounts to any other Party to this Agreement that shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority.

28.6 To the extent permitted by applicable law and/or regulation, each Party to this Agreement shall notify all other Parties to this Agreement of any money laundering or suspicious activity concerns that shall arise in connection with any Policy owner.

28.7 The Parties agree to cooperate with one another to satisfy each other’s due diligence policies, which may include annual compliance certifications and periodic due diligence reviews and/or other requests, including full and reasonable access to information and books and records, deemed reasonably necessary or appropriate by a Party to ensure compliance with anti-money laundering requirements.

28.8 Each Party will notify the other Parties if any of the Party’s representations with respect to compliance with anti-money laundering or OFAC requirements ceases to be true.

29.	LIMITATIONS

No Party other than SYMETRA shall have the authority to: (i) make, alter, or discharge any Policy; (ii) waive any forfeiture or grant, permit, or extend the time of making any Payments; (iii) guarantee any dividends; (iv) alter the forms which SYMETRA may prescribe or substitute other forms in place of those prescribed by SYMETRA; or (v) enter into any proceeding in a court of law or before a regulatory agency or board of arbitration in the name of or on behalf of SYMETRA.

30.	DISASTER RECOVERY/BUSINESS CONTINUITY

SYMETRA, SSI and BROKER/DEALER shall each maintain a reasonable disaster recovery/business continuity plan that meets the requirements of FINRA Rule 4370 and shall make such plan available to the others, on a confidential basis, upon reasonable advance request.

31.	NOTICE

31.1 Any notice required or permitted under this Agreement shall be given in writing, unless otherwise stated in this Agreement, and delivered personally or sent by facsimile, with confirmation of transmission, or by certified United States mail, return receipt requested, with all postage prepaid to the addresses shown below:

To SYMETRA:

Symetra Life Insurance Company 777 108th Ave. NE, Suite 1200
Bellevue, WA 98004
Attn: David S. Goldstein, General Counsel To SSI:
Symetra Securities, Inc.
777 108th Ave. NE, Suite 1200
Bellevue, WA 98004
Attn: Andrew Farrell, President To BROKER/DEALER:
M Holdings Securities, Inc.
1125 NW Couch Street, Suite 900
Portland, OR 97209
Attn.: Kenneth D. Stephens, President

31.2 A Party may change its address or fax number for the delivery of notices by delivering a written notice to the other Parties at their last specified addresses. Any change of address or fax number must be provided to other Parties within two (2) business days of the change. All notices shall be effective upon receipt; provided that any notice sent by facsimile shall be deemed ineffective unless a copy of the notice is also delivered personally or sent by express courier or mail for delivery on the same or next business day.

32.	TERMINATION

32.1    This Agreement shall continue for an indefinite term until terminated.

32.2 This Agreement may be terminated at the option of any Party upon thirty (30) days’ written notice to the other Parties.

32.3 This Agreement may be terminated at the option of any Party hereto upon the breach by any other Party of the covenants and terms of this Agreement; such termination shall be effective upon thirty (30) days’ written notice.

32.4 Notwithstanding Section 32.3, this Agreement will terminate automatically without notice upon the occurrence of any of the following events:

32.4.1	If BROKER/DEALER or SSI ceases to be a member of FINRA or a registered broker-dealer under the 1934 Act.

32.4.2	If applicable laws or regulations otherwise prohibit BROKER/DEALER from continuing to market the Policies.

32.4.3
If a petition is filed by BROKER/DEALER declaring bankruptcy, or if BROKER/DEALER is declared insolvent by any court or other regulatory authority having jurisdiction over it, or if this Agreement is assigned for the benefit of creditors of BROKER/DEALER.

32.4.4	If BROKER/DEALER is found to be subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the 1934 Act.

32.4.5	If BROKER/DEALER is convicted or pleads guilty or nolo contendere to any felony or misdemeanor.

32.5 Notwithstanding Section 32.3, SYMETRA and/or SSI may terminate this Agreement effective upon notice to BROKER/DEALER:

32.5.1
In the event that formal administrative proceedings are instituted against BROKER/DEALER by FINRA, the SEC, any state Insurance Commissioner or any other regulatory authority regarding duties of BROKER/DEALER under this Agreement or related to the sale of the Policies, if SYMETRA or SSI determines in its sole judgment exercised in good faith that any such administrative proceedings will have a material adverse effect upon the ability of BROKER/DEALER to perform its obligations under this Agreement.

32.5.2	If BROKER/DEALER is indicted for an alleged felony or misdemeanor crime involving trustworthiness or dishonesty, including, but not limited to, embezzlement, fraud, and theft.

32.5.3	If BROKER/DEALER engages in any action that could be reasonably construed to be defamatory, libelous, or materially prejudicial to SYMETRA and/or SSI.

32.5.4
If BROKER/DEALER directly or indirectly solicits, induces, recommends or attempts to solicit, induce or recommend any Policy owner to terminate, surrender, cancel, replace or exchange Policies issued by SYMETRA for insurance policies or contracts issued by other insurance companies where there are no reasonable grounds for believing that SYMETRA’s Policy is unsuitable for the Policy owner.

32.6
Notwithstanding Section 32.3, SYMETRA and/or SSI may terminate this Agreement if they determine, in their sole judgment exercised in good faith, that BROKER/DEALER has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of either SYMETRA or SSI. SYMETRA or SSI shall notify BROKER/DEALER in writing of such determination and its intent to terminate this Agreement. After considering the actions taken by BROKER/DEALER and any other changes in circumstances since the giving of such notice, the effective day of termination shall be the sixtieth (60th) day following the giving of such notice.

32.7	Failure of any Party to terminate this Agreement for any cause set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any cause.

32.8	8 No provision of this Agreement shall continue in force after any termination, other than Sections 11, 17, 22, 23, 26, 27, 28 and 37 of this Agreement.

32.9
Upon termination of this Agreement and demand by SYMETRA or SSI, BROKER/DEALER shall return all materials including, without limitation, any manuals, guides, books, tapes and programs, developed and delivered by SYMETRA and/or SSI in connection with this Agreement, except that BROKER/DEALER may retain one archival copy of materials and such materials as may be required to be retained for legal and regulatory compliance purposes.

33.	SEVERABILITY

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

34.	LIABILITY COVERAGE

34.1 BROKER/DEALER represents that all directors, officers, employees and Representatives, and other associated persons who have access to funds including but not limited to funds submitted with applications for the Policies or funds being returned to owners, are and shall be covered by errors and omissions or liability insurance reasonably acceptable to SYMETRA and SSI and, in the case of BROKER/DEALER, a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company, of the form, type and amount required under FINRA rules (collectively “Liability Coverage”). BROKER/DEALER shall maintain Liability Coverage at its expense. SYMETRA and SSI may require evidence satisfactory to them, in their sole discretion, that such Liability Coverage is in force and BROKER/DEALER hereby agree to give prompt written notice to SYMETRA and SSI of any notice of cancellation or change of coverage; provided, however, that SYMETRA and SSI may not terminate this Agreement due solely to any non-material change(s) in the liability coverage.

34.2 BROKER/DEALER hereby agree to assign any proceeds received from the Liability Coverage to SYMETRA and/or SSI to the extent of their losses due to activities covered by the Liability Coverage. If there is any deficiency amount, whether due to a deductible or otherwise and BROKER/DEALER shall promptly pay SYMETRA and/or SSI such amount on demand and BROKER/DEALER hereby indemnify and hold harmless SYMETRA and/or SSI from any such deficiency and from the costs of collection thereof, including reasonable attorneys’ fees. SYMETRA and/or SSI may deduct any deficiency from any and all funds they may be holding or may receive on behalf of and BROKER/DEALER.

35.	BINDING EFFECT

This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns, subject to Section 18.

36.	RIGHTS AND REMEDIES

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties are entitled to under applicable Laws.

37.	ARBITRATION

37.1 Any disagreement, dispute, claim or controversy arising out of or relating to this Agreement, performance hereunder or the breach hereof, or otherwise arising between SSI and BROKER/DEALER, or between SSI and Representatives of BROKER/DEALER, shall be subject to mandatory arbitration under the auspices, rules and bylaws of FINRA, to the full extent applicable and as may be amended from time to time. The Parties further agree that any controversy or claim involving at least one Party that is a FINRA member shall be settled by FINRA arbitration. Arbitration may be initiated by serving or mailing a written notice to the opposing Parties.

37.2 Where the FINRA Code of Arbitration Procedure is not applicable, any dispute, controversy, or claim arising under or relating to this Agreement among the Parties to this Agreement shall be settled by arbitration by a nationally recognized arbitration organization agreed upon by the Parties, and in accordance with then existing rules and procedures of that organization.

37.3 Arbitration initiated by BROKER/DEALER shall be held in Des Moines, Iowa, and arbitration initiated by SYMETRA or SSI shall be held in Portland, Oregon, unless another location is agreed upon by all Parties. The arbitrator shall have no authority to issue any decision or award for punitive damages or for treble or any other type of multiple damages, consequential damages, or any compensatory damages based on a claim of lost profits or similar claim. Each Party shall bear its own costs and expenses incurred by it in any such arbitration, except that the Parties shall bear the expenses of the arbitrator’s services equally. All arbitration hearings pursuant to this section will be commenced within ninety (90) days following receipt by the non-moving Party of written notice of the demand for arbitration, unless otherwise agreed by the Parties in writing. The arbitrator’s decision or award shall be final and binding and shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction.

38.	INTERPRETATION

38.1 This Agreement (including the attached Schedules) constitutes the whole agreement among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations among the Parties with respect to the subject matter hereof. No prior writings by or among the Parties hereto with respect to the subject matter hereof shall be used by any Party in connection with the interpretation of any provisions of this Agreement.

38.2 The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

39.	GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon without reference to the principles of conflict or choice of law thereof.

40.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Signatures exchanged by facsimile shall be deemed to constitute original, manually executed signatures and shall be fully binding.

41.	RESERVATION OF RIGHTS

In addition to other rights set forth in this Agreement, SYMETRA specifically reserves the right, without limitation and without liability to the other Parties to: (i) cease doing business, or selling any Policy, in any jurisdiction; (ii) amend, add or discontinue any Policy identified in Schedule A; (iii) change any Policy premium rate; (iv) modify or alter the conditions or terms under which any Policy may be sold; (v) determine Policy limitations; (vi) amend, modify, delete or add to the SYMETRA administrative procedures upon giving and BROKER/DEALER written notice of the change; (vii) expand, restrict, suspend or modify any part or all of the authority hereunder upon written notice to the other Parties; (viii) reject any application for a Policy, or refund any Payment and/or fee; and (ix) in the case of fraud or misrepresentation, cancel or rescind any Policy.

[Signature page follows.]

SIGNED by the Parties:

SYMETRA:
By:

BROKER/DEALER:
By:

Print:

Print:

Title

Title:

Date:

SSI:
By:

Print:

Title

Date:

SCHEDULE A

List of Policies

SCHEDULE B

Compensation

See attached Compensation Schedules for Policies identified in Schedule A

SCHEDULE C

See attached Compliance Reference Guide